UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 31, 2012

DELEK US HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-32868 (Commission File Number)	52-2319066 (IRS Employer Identification No.)

7102 Commerce Way Brentwood, Tennessee (Address of principal executive offices)	37027 (Zip Code)

Registrant's telephone number, including area code: (615) 771-6701

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

¨ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

¨ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

¨ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

¨ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02    Termination of a Material Definitive Agreement

On January 31, 2012, Delek Crude Logistics, LLC (“Delek Crude”), a wholly-owned indirect subsidiary of the registrant, Delek US Holdings, Inc. (the “Registrant”), completed the acquisition (the “Acquisition”) of a 35 mile, 10 inch pipeline system (the “Nettleton Pipeline”) from Plains Marketing, L.P. (“Plains”). The purchase price, including the reimbursement by Delek Crude of certain costs incurred by Plains, was approximately $12.25 million.

The Nettleton Pipeline is used exclusively to transport crude oil from Longview, Texas to the petroleum refinery in Tyler, Texas owned and operated by the Registrant's wholly-owned indirect subsidiary, Delek Refining, Ltd. During the year ended December 31, 2011, more than half of the crude oil processed at the Tyler refinery was supplied through the Nettleton Pipeline. Prior to the Acquisition, Delek Crude leased the Nettleton Pipeline under the terms of the Pipeline Capacity Lease Agreement with Plains as lessor and Delek Crude as lessee dated April 12, 1999, as amended (the “Plains Lease”). As a condition to the closing of the Acquisition, Delek Crude and Plains mutually terminated the Plains Lease.

Item 9.01.    Financial Statements and Exhibits.

(a)	Financial statements of businesses acquired.

Not applicable.

(b)	Pro forma financial information.

Not applicable.

(c)	Shell company transactions.

Not applicable.

(d)	Exhibits.

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:    February 6, 2012                DELEK US HOLDINGS, INC.

By:    /s/ Mark B. Cox
Name:    Mark B. Cox
Title:    Executive Vice President / Chief Financial Officer